AUTOMATIC REINSURANCE AGREEMENT NO. 1976
EFFECTIVE JANUARY 1, 1996

between

FORTIS BENEFITS INSURANCE COMPANY

of

Saint Paul, Minnesota

as Ceding Company: referred to as You and Your

and

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

of

East Greenbush, New York

(Administrative Offices in Enfield, Connecticut)

as Reinsurer: referred to as We, Us and Our

TABLE OF CONTENTS

Article I	Scope of the Agreement Parties to the Agreement Effective Date of the Agreement Scope of the Agreement Duration of the Agreement	Page 1

Article II	Reinsurance Coverage Automatic Reinsurance Facultative Reinsurance Basis of Reinsurance	Page 2

Article III	Procedures	Page 2

Article IV	Liability	Page 3

Article V	Reinsurance Rates and Payments Tax Reimbursement Experience Refund	Page 3

Article VI	Changes to the Reinsurance Errors and Oversights Misstatement of Age or Sex Changes to the Underlying Policy Reductions, Terminations and Reinstatements	Page 6

Article VII	Recapture	Page 8

Article VIII	Claims	Page 9

Article IX	Arbitration	Page 11

Article X	Insolvency	Page 13

Article XI	Inspection of Records	Page 14

Article XII	Execution of the Agreement	Page 15

EXHIBITS

Exhibit A	Reinsurance Coverage
Retention Limits
Automatic Acceptance Limits
Exclusions to Automatic Reinsurance Coverage, including Jumbo Limits

Exhibit B	Reinsurance Reporting Forms and Reinsurance Administration

Exhibit C	Reinsurance Rates and Allowances
Net Amount at Risk Calculation

Exhibit D	Reinsurance Claim Form

ARTICLE I - SCOPE OF THE AGREEMENT

1.                                      Parties to the Agreement

We mutually agree to transact reinsurance according to the terms of this Agreement. This Agreement is for indemnity reinsurance and we are the only two parties to the Agreement. There will be no right or legal relationship whatsoever between us as reinsurer and any other person having an interest of any kind in policies reinsured under this Agreement.

2.                                      Effective Date of the Agreement

This Agreement will go into effect at 12:01 A.M., January 1, 1996, and will cover policies converted on or after that date.

3.                                      Scope of the Agreement

The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between us. There are no other understandings or agreements between us regarding the policies reinsured other than as expressed in this Agreement. We may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment which has been signed by both of us.

4.                                      Duration of the Agreement

The duration of this Agreement will be unlimited. However, either one of us may terminate the Agreement at any time by giving the other ninety days prior written notice. We will continue to accept new reinsurance during the ninety-day period.

Existing reinsurance will not be affected by the termination of this Agreement for new reinsurance. Existing reinsurance will remain in force until the termination or expiry of the underlying policy on which reinsurance is based, as long as you continue to pay reinsurance premiums as shown in Article V (Reinsurance Rates and Payment). However, we will not be liable for any claims or premium refunds which are not reported to us within one hundred eighty days following the termination or expiry of the last cession reinsured under this Agreement.

ARTICLE II - REINSURANCE COVERAGE

1.                                      Automatic Reinsurance

We will accept automatically reinsurance of life benefits for your individually underwritten ordinary life policies on any permanent resident of the United States or Canada, in agreement with the provisions and limitations shown in Exhibit A (Reinsurance Coverage).

We will also accept automatically reinsurance of riders and supplementary benefits written with the covered life benefits, but only to the extent that the riders and supplementary benefits are specifically shown in Exhibit A (Reinsurance Coverage), Part I.

You have the right to modify your retention limits shown in Exhibit A (Reinsurance Coverage), Part II at any time. If your retention limits are reduced as a result of the modification, you will need to notify us in writing before you can cede reinsurance on the basis of the reduced retention limits. We will prepare a treaty amendment which will serve as our written approval of the reduction.

2.                                      Facultative Reinsurance

Facultative reinsurance is not available under this Agreement.

3.                                      Basis of Reinsurance

Life reinsurance under this Agreement will be on the Yearly Renewable Term plan for the net amount at risk on the portion of the original policy that is reinsured with us. The net amount at risk for any policy period will be calculated according to Exhibit C (Reinsurance Rates and Allowances), Part I.

Riders or supplementary benefits ceded with life benefits will be reinsured as shown in Exhibit C. Any differences in the net amount at risk calculation for these benefits will be shown in Exhibit C.

ARTICLE III - PROCEDURES

1.                                      Automatic Reinsurance

No individual notification will be necessary for placing automatic reinsurance. Subject to Article V (Reinsurance Rates and Payment) and Exhibit B (Reinsurance Reporting Forms and Reinsurance Administration), the placement of reinsurance will be shown on your periodic billing report.

2.                                      Policy Expenses

You will bear any the expenses incurred in connection with policy conversions or reinstatements.

3.                                      Reference Materials

Upon request you will provide us with any reference materials which we may require for proper administration of reinsurance ceded under this Agreement.

ARTICLE IV - LIABILITY

1.                                      Automatic Reinsurance

Our liability for reinsurance placed automatically under this Agreement will begin and end simultaneously with your liability for the underlying policy on which reinsurance is based.

2.                                      Conditional Receipt Liability

Liability for losses under the terms of a Conditional Receipt or Temporary Receipt is not applicable for reinsurance under this Agreement.

3.                                      Continuation of Liability

Continuation of our liability is conditioned on your payment of reinsurance premiums as shown in Article V (Reinsurance Rates and Payment) and is subject to Article VI (Changes to the Reinsurance) and Article VII (Recapture).

ARTICLE V - REINSURANCE RATES AND PAYMENTS

1.                                      Reinsurance Rates

Reinsurance rates that you will pay us for business covered under this Agreement are shown in Exhibit C. The reinsurance rate payable for any cession for any accounting period will be calculated on the basis of the net amount at risk reinsured as of that period.

1.                                      Reinsurance Rates - (Continued)

For reasons relating to deficiency reserve requirements by the various state insurance departments, the rates shown in Exhibit C cannot be guaranteed for more than one year. While we anticipate that reinsurance rates shown in Exhibit C will continue to be charged, it may become necessary for us to charge a guaranteed rate that is the greater of the rate from Exhibit C or the corresponding statutory net premium rate based on the 1980 CSO Table at 4.5% interest for the applicable mortality rating.

Procedures and details of reinsurance rate calculation for any benefits or riders ceded under this Agreement are shown in Exhibit C.

All financial transactions under this Agreement will be in United States dollars, unless we mutually agree to use other currencies. Specifications of the currencies and details of currency conversion procedures will be shown in Exhibit C if necessary.

2.                                      Payments

You will self-administer the periodic reporting of your statements of account and payment of balances due to us as shown in Exhibit B.

Within thirty days after the close of each reporting period, you will send us a statement of account for that period along with payment of the full balance due. If the statement of account shows a balance due you, we will remit that amount to you within thirty days of our receipt of the statement of account.

Your timely payment of reinsurance premiums is a condition precedent to our continued liability. If you have not paid the balance due us by the thirty-first day following the close of the reporting period, we have the right to give you thirty days’ written notice of our intention to terminate the reinsurance on which the balance is due and unpaid. At the end of this thirty-day period, our liability will automatically terminate for all reinsurance on which balances remain due and unpaid, including reinsurance on which balances became due and unpaid during and after the thirty-day notice period. Even though we have terminated the reinsurance, you will continue to be liable for the payment of unpaid balances along with interest charges calculated from the due date shown above to the date of payment. The interest rate payable will be the same that we charge for delinquent premiums on our individual life insurance policies.

2.                                      Payments - (Continued)

You may reinstate reinsurance terminated for non-payment of balances due at any time within sixty days of the date of termination, by paying us all balances due and interest charged in full. However, we will have no liability for claims incurred between the termination date and the reinstatement date.

3.                                      Tax Reimbursements

Details of any reimbursement of premium taxes that you pay on behalf of reinsurance payments to us are shown in Exhibit C, Section VIII. (Premium Taxes).

We mutually agree to the following pursuant to Section 1.848-2 (g) (8) of the Income Tax Regulation issued December 29, 1992 under Section 848 of the Internal Revenue Code of 1986, as amended. This election will be effective for all taxable years for which this Agreement remains in effect.

The terms used in this Section are defined in Regulation Section 1.848-2 in effect as of December 29, 1992. The term “net consideration” will refer to either net consideration as defined in Section 1.848-2 (f) or “gross premium and other consideration” as defined in Section 1.848-3 (b), as appropriate.

a)                                      The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the General Deductions Limitation of IRC Section 848 (c) (1).

b)                                     We mutually agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. We also mutually agree to exchange information otherwise required by the Internal Revenue Service.

4.                                      Experience Refund

[Redacted]

ARTICLE VI - CHANGES TO THE REINSURANCE

1.                                      Errors and Oversights

If either of us fail to comply with any of the provisions of this Agreement because of an unintentional oversight or misunderstanding, the underlying status of this Agreement will not be changed. Both of us will be restored to the position we would have occupied had no such oversight nor misunderstanding occurred.

2.                                      Misstatement of Age or Sex

If the misstatement of the age or sex of a reinsured life causes an increase or reduction in the amount of insurance in your underlying policy, we will both share in the change in proportion to our original liabilities at the time the policy was issued.

3.                                      Changes to the Underlying Policy

a)                                      All changes. If any change is made to the underlying policy, the reinsurance will change accordingly. You will notify us of the change and the appropriate premium adjustment on your periodic statement of account.

b)                                     Increases. If the amount at risk increases because of a change in the underlying policy, you will promptly send us copies of all papers relating to the change in plan. Our approval will be necessary if the increase causes the amount reinsured to exceed the Automatic Acceptance Limits shown in Exhibit A, Part III., if the policy was reinsured on a facultative basis, or if the underwriting classification of a substandard risk reinsured on a facultative basis was changed.

c)                                      Extended Term and Reduced Paid-Up Insurance. If any policy reinsured under this Agreement converts to Extended Term Insurance or Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the provisions of the underlying policy. Reinsurance payments for the adjusted policy will be calculated on the basis of the original issue age of the insured and the duration of the original policy at the time the adjustment became effective, i.e. point-in-scale basis.

4.                                      Reductions, Terminations and Reinstatements

If any part of the underlying coverage on a life reinsured under this Agreement is reduced or terminated, the amount of reinsurance will also be reduced or terminated to the extent that you will continue to maintain your appropriate retention limit as shown in Exhibit A for the issue age and table rating of the insured. You will not be required to assume amounts in excess of the retention limit that was in force when the affected policy or policies were issued. The total amount of the reduction of a reinsured policy will be applied directly to our net amount at risk. If reinsurance on the policy was placed with more than one reinsurer, our net amount at risk will be reduced in the same proportion that our initial amount of reinsurance bore to the total initial amount reinsured in all companies.

If a policy reinsured under this Agreement is lapsed or terminated, the reinsurance will also terminate. If additional policies on the same life are reinsured with us, and if the termination causes you to maintain less than the retention limit shown in Exhibit A, the policy(ies) issued next in sequence to the terminated policy will be decreased until you maintain your full retention on the risk. This procedure will not apply to any policies reinsured on a facultative basis where you have not kept your full retention.

You will also follow the procedures shown in the above paragraphs when the reduction or termination applies to a policy or policies that you have fully retained, and where the reduction or termination will cause you to maintain less than your current retention for any policy or policies reinsured.

If a policy reinsured automatically lapses and is reinstated in accordance with your standard rules and procedures, reinsurance for the amount at risk effective at the time of the lapse will be reinstated automatically at the date of reinstatement of the policy. You will send us copies of your reinstatement papers only upon request.

You will notify us of all reinstatements on your periodic statement of account, and you will pay all reinsurance payments due from the date of reinstatement to the date of the current statement of account, including a proportionate share of interest collected. Thereafter, reinsurance payments will be in accordance with Article V. (Reinsurance Rates and Payments).

ARTICLE VII - RECAPTURE

1.                                      Basis of Recapture

If you increase the retention limits shown in Exhibit A, you may make a corresponding reduction in eligible reinsurance cessions. Policies are eligible for recapture if:

a)                                      you have maintained the maximum retention limit for the age and mortality rating of the insured when the underlying policy was issued. Policies on which you retained a reduced retention or no retention will not be eligible for recapture.

b)                                     the policy has been in force under this Agreement for the Recapture Period shown in Exhibit C, Section IX. The recapture period will always be measured from the original policy issue date.

2.                                      Method of Recapture

You will give us written notice of your intention to recapture within ninety days of the effective date of your retention increase. If you elect to recapture at a later date, you will give us additional written notice before you begin the recapture.

When you have given us written notice of your intent to recapture, and the date that the recapture will begin:

a)                                      All eligible policies will be recaptured;

b)                                     Reinsurance will be reduced on the next anniversary date of each eligible policy;

c)                                      Reinsurance on each eligible policy will be reduced by an amount that will increase your retention to the current limit set forth in Exhibit A.

d)                                     If there is reinsurance in force in other companies on any one insured life, the reduction of the reinsurance in force under this Agreement will be in the same proportion that the amount reinsured with us bears to the total reinsurance on the life;

e)                                   If at the time of recapture the insured is disabled and premiums are being waived under any type of Disability Benefit Rider, only the life benefit will be recaptured. The reinsured portion of the Disability Benefit Rider will remain in force until the policy is returned to premium-paying status, at which time it will be eligible for recapture.

2.                                      Method of Recapture - (Continued)

If you omit or overlook the recapture of any eligible policy or policies, our acceptance of reinsurance payments after the date the recapture would have taken place will not cause us to be liable for the amount of the risk that would have been recaptured. We will be liable only for a refund of reinsurance payments received, without interest.

If your retention increase is due to your purchase by or purchase of another company, or your merger, assumption or any other affiliation with another company, no immediate recapture will be allowed. However, you may recapture eligible policies once the Recapture Period set out in Exhibit C, Section IX. has expired.

ARTICLE VIII - CLAIMS

1.                                      Notice of Claim

When you receive notice that a claim has been incurred on a policy reinsured under this Agreement, you will immediately complete and send us a form in compliance with the “Request for Reinsurance Benefits” Form shown in Exhibit D. You will also forward copies of the death certificate and the claimant’s statement as each document becomes available. Copies of the application and underwriting papers will be sent only for a claim incurred during the contestable period of the policy; otherwise you will send us only the claim documents we specifically request.

2.                                      Settlement of Claims

We will accept your good faith decision in settling any claim except as specified in this Article. Once we have received the proofs cited in Section 1 and upon evidence of your settlement with the claimant, we will discharge our net reinsurance liability by paying you one lump sum, regardless of the method of settlement you use. For the settlement of Waiver of Premium Disability or other Disability Rider benefits, we will pay you our proportional share of the gross premium waived annually.

You will consult with us before conceding any liability or making any settlement with the claimant whenever the amount reinsured exceeds the amount that you retained.

Your claim settlements will be administered in good faith, according to the standard procedures you apply to all claims, whether reinsured or not.

3.                                 Contestable Claims

You will immediately notify us if you intend to contest, compromise or litigate a claim involving reinsurance. If we prefer not to participate in the contest, we will notify you of our decision within fifteen days of our receipt of all documents requested, and we will immediately pay you the full amount of reinsurance due. Once we have paid our reinsurance liability, we will not be liable for legal and/or investigative expenses and we will have no further liability for expenses associated with the contest, compromise or litigation.

When we agree to participate in a contest, compromise or litigation involving reinsurance, you will give us prompt notice of the beginning of any legal proceedings involving the contested policy. You will promptly furnish us with copies of all documents pertaining to a lawsuit or notice of intent to file a lawsuit by any of the claimants or parties to the policy.

We will share in the payment of legal or investigative expenses relating to a contested claim in the same proportion as our liability bears to your liability. We will not reimburse expenses associated with non-reinsured policies.

If your contest, compromise or litigation results in a reduction in the liability of the contested policy, we will share in the reduction in the same proportion that the amount of reinsurance bore to the amount payable under the terms of the policy on the date of death of the insured.

4.                                 Claim Expenses

We will pay our proportionate share of the following expenses arising out of the settlement or litigation of a claim, providing that the expenses are reasonable:

a)                   investigative expenses;

b)                  attorneys’ fees;

c)                   penalties and interest imposed automatically against you by statute and rising solely out of a judgment rendered against you in a suit for policy benefits;

d)                  interest paid to the claimant on death benefit proceeds according to your practices. Reimbursement of interest in excess of 9%, unless otherwise dictated by local legislation, will require our approval.

4.                                      Claim Expenses - (Continued)

Our share of claim expenses will be in the same proportion that our liability bears to your liability.

You will be responsible for payment of the following claim expenses, which are not considered items of “net reinsurance liability” as referenced in Section 2. of this Article:

a)              routine administrative expenses for the home office or elsewhere, including your employees’ salaries;

b)             expenses incurred in connection with any dispute or contest arising out of a conflict in claims of entitlement to policy proceeds or benefits which you admit are payable.

5.                                      Extra Contractual Damages

We will not be liable for nor will we pay any extra-contractual damages, including but not limited to consequential, compensatory, exemplary or punitive damages which are awarded against you, or which you pay voluntarily, in settlement of a dispute or claim where damages were awarded as the result of any direct or indirect act, omission or course of conduct undertaken by you, your agents or representatives, in connection with any aspect of the policies reinsured under this Agreement.

We recognize that special circumstances may arise in which we should participate to the extent permitted by law in certain assessed damages. These circumstances are difficult to describe or define in advance but could include those situations in which we were an active party in the act, omission or course of conduct which ultimately resulted in the assessment of the damages. The extent of our participation is dependent upon a good-faith assessment of the relative culpability in each case; but all factors being equal, the division of any such assessment would generally be in the same proportion of the net liability accepted by each party.

ARTICLE IX - ARBITRATION

1.                                      Basis for Arbitration

We mutually understand and agree that the wording and interpretation of this Agreement is based on the usual customs and practices of the insurance and

1.                                      Basis for Arbitration (Continued)

reinsurance industry. While we agree to act in good faith in our dealings with each other, it is understood and recognized that situations arise in which we cannot reach an agreement.

In the event that any dispute cannot be resolved to our mutual satisfaction, the dispute will first be subject to good-faith negotiation as described below in an attempt to resolve the dispute without the need to institute formal arbitration proceedings.

2.                                      Negotiation

Within ten days after one of us has given the other the first written notification of the specific dispute, each of us will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

If the officers cannot resolve the dispute within thirty days of their first meeting, we agree that we will submit the dispute to formal arbitration. However, we may agree in writing to extend the negotiation period for an additional thirty days.

3.                                      Arbitration Proceedings

No later than fifteen days after the final negotiation meeting, the officers taking part in the negotiation will give both of us written confirmation that they are unable to resolve the dispute and that they recommend establishment of formal arbitration.

An arbitration panel consisting of three past or present officers of life insurance companies not affiliated with either of us in any way will settle the dispute. Each of us will appoint one arbitrator and the two will select a third. If the two arbitrators cannot agree on the choice of a third, the choice will be made by the Chairman of the American Arbitration Association.

3.                                      Arbitration Proceedings - (Continued)

The arbitration proceedings will be conducted according to the Commercial Arbitration Rules of the American Arbitration Association which are in effect at the time the arbitration begins.

The arbitration will take place in Hartford, Connecticut unless we mutually agree otherwise.

Within sixty days after the beginning of the arbitration proceedings the arbitrators will issue a written decision on the dispute and a statement of any award to be paid as a result. The decision will be based on the terms and conditions of this Agreement as well as the usual customs and practices of the insurance and reinsurance industry, rather than on strict interpretation of the law. The decision will be final and binding on both of us and there will be no further appeal, except that either of us may petition any court having jurisdiction regarding the award rendered by the arbitrators.

We may agree to extend any of the negotiation or arbitration periods shown in this Article.

Unless otherwise decided by the arbitrators, we will share equally in all expenses resulting from the arbitration, including the fees and expenses of the arbitrators, except that each of us will be responsible for our own attorneys’ fees.

ARTICLE X - INSOLVENCY

1.                                      If you are judged insolvent, we will pay all reinsurance under this Agreement directly to you, your liquidator, receiver or statutory successor on the basis of your liability under the policy or policies reinsured without decrease because of your insolvency. It is understood, however, that in the event of your insolvency the liquidator, receiver or statutory successor will give us written notice of a pending claim on a policy reinsured within a reasonable time after the claim is filed in the insolvency proceedings. While the claim is pending, we may investigate and interpose at our own expense in the proceedings where the claim is to be adjudicated, any defense which we may deem available to you, your liquidator, receiver or statutory successor. It is further understood that the expense we incur will be chargeable, subject to court approval, against you as part of the expense of

1.                                      (Continued) liquidation to the extent of a proportionate share of the benefit which may accrue to you solely as a result of the defense we have undertaken. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to the claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though you had incurred the expense.

2.                                      If we are judged insolvent, we will be considered in default under this Agreement. Amounts due us will be paid directly to our liquidator, receiver or statutory successor without diminution because of our insolvency.

ARTICLE XI - INSPECTION OF RECORDS

1.                                      Inspection of Records

Either one of us will have the right at any reasonable time to inspect the original papers, records, books, files or other documents relating directly or indirectly to the reinsurance coverage under this Agreement.

ARTICLE XII - EXECUTION OF THE AGREEMENT

In witness whereof, we have caused this Agreement to be executed in duplicate at the dates and places shown below, by our respective officers duly authorized to do so.

FORTIS BENEFITS INSURANCE COMPANY
St. Paul, Minnesota

/s/ [ILLEGIBLE]
Signature

[ILLEGIBLE]
Title

11/25/96
Date of Signature

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY Enfield, Connecticut

/s/ [ILLEGIBLE]
Signature

[ILLEGIBLE]
Title

October 16, 1996
Date of Signature

EXHIBIT A
(Effective January 1, 1996)

REINSURANCE COVERAGE

I.                                         REINSURANCE COVERAGE

This Agreement will cover insured lives whose surnames begin with the letters A through Z, inclusive, on policies originally reinsured under agreements between Phoenix Home Life and Time Insurance Company of Milwaukee, Wisconsin, which have been converted to the VUL 500 or VUL 220 plans issued by Fortis Benefits Insurance Company. Reinsurance will include:

Life Benefits;

Waiver of Premium Disability Benefits issued with Life Benefits;

Accidental Death Benefits issued with Life Benefits;

Other Supplementary Benefits or Riders issued with Life Benefits.

Reinsurance coverage will provide neither loan nor cash surrender values.

II.                                     RETENTION LIMITS

A.                                   LIFE

[Redacted]

B.                                     WAIVER OF PREMIUM DISABILITY

[Redacted]

C.                                     ACCIDENTAL DEATH BENEFITS

[Redacted]

Continued...

B.                                     WAIVER OF PREMIUM

Same as Life

C.                                     ACCIDENTAL DEATH BENEFIT

[Redacted]

III.                                 [Redacted]

IV.                                EXCLUSIONS TO AUTOMATIC REINSURANCE COVERAGE

Automatic reinsurance coverage will not be available in the following situations:

1.               The converted policy has been submitted on a facultative, facultative obligatory or initial inquiry basis to us or to any other reinsurer;

2.               The converted policy is part of any special program that you offer, including:

a)              experimental or limited retention programs, including but not limited to cancer, diabetes, aviation or coronary risks;

b)             external replacement and/or conversion programs other than contractual conversions or exchanges of the original policy as described above.

3.               The policy is a result of a conversion from group insurance, unless we agree otherwise.

EXHIBIT B
(Effective January 1, 1996)

REINSURANCE ADMINISTRATION

Reinsurance administration and premium accounting will be on a self reporting basis. Premiums will be paid monthly in arrears and reported on a monthly basis.

For each reporting period you will submit to us a statement containing information in general compliance with the following:

I.                                         MONTHLY DETAIL REPORT

Policy Number

Name of Insured

Date of Birth

Sex

Smoker/Non Smoker Code

Automatic/Facultative/Facultative Obligatory Code

YRT/Coinsurance Code

Original Issue Date

Issue Date

Flat Extra Rate

Flat Extra Duration

Flat Extra Premium

Flat Extra Allowances

Age Nearest/Last Indicator

Treaty Code

Substandard Percentage

Plan Name (Your Product Name)

Plan Type (Whole Life, Term, UL, Variable UL, etc.)

Joint Policy Indicator*

Original Amount of Insurance (amount you issued)

Amount Reinsured (original amount reinsured with us)

Net Amount at Risk Reinsured (current amount at risk)

*Joint Policies

For All Insureds Covered Under the Policy:

Names of Insureds

Dates of Birth

Sex of Insureds

Smoker/Non Smoker Codes

Substandard Percentages

Continued...

II.                                     MONTHLY BILLING INFORMATION

Policy Number

Billing Date

Transaction Code (New Business, Lapse, Amendment, etc.)

Transaction Date

Current Net Amount at Risk

Billed Premium (Life, WP, ADB, Flat Extra, etc.)

Billed Allowances (Life, WP, ADB, Flat Extra, etc.)

III.                                 PREMIUM SUMMARY REPORT

(Information should be summarized)

	FY	RY	TOTAL
Life Premium
WP Premium
ADB Premium
Flat Extra Premium

Total Premium
Policy Fees	[Redacted]

Life Allowances
WP Allowances
ADB Allowances
Flat Extra Allowances

Total Allowances
Premium Taxes (if applicable)

The premium summary should balance to the Monthly Detail Report.

Continued...

IV.                                ANNUAL VALUATION REPORT

	Statutory	Tax Reserves
	Reserves	(annual only)

Basic
Waiver
Disabled Lives
ADB	[Redacted]
Deficiency

Total

V.                                    POLICY EXHIBIT

From	Reporting Period:	[Redacted]

Activity For Period

Case
	Count	Volume

Beginning In Force

New Business
Reinstatements
Other Increases
Conversions On
Conversions Off
Not Takens	[Redacted]
Deaths
Lapses
Cancellations
Surrenders
Recaptures
Other Decreases

Ending In Force

NOTE:

1.                    Any activity resulting from the insured having exercised a conversion privilege or any similar option granted under policy provisions should be reflected in the “Conversion Off” or “Conversion On” categories, rather than being reflected in the “New Business or “Lapse” categories.

“Conversion Off” denotes policies terminated as a result of a conversion for which reinsurance with Phoenix Home Life will be continued under a new policy; “Conversion On” denotes new policies resulting from such conversions.

For the purposes of this Agreement, any such change will be considered a continuation of the original policy.

The combination of “Conversion Off” and “Conversion On” will normally net to zero for both policy count and volume in the Policy Exhibit totals.

2.                    A separate Policy Exhibit should be prepared for each Premium Summary Report.

EXHIBIT C
(Effective January 1, 1996)

REINSURANCE RATES AND ALLOWANCES

I.                                         NET AMOUNT AT RISK CALCULATION

[Redacted]

II.                                     RATES FOR LIFE REINSURANCE

Your Current Cost of Living Rates shown in this Exhibit are annual rates for standard risks and are per $1,000 of the life benefit reinsured. You will pay us these rates less the following discounts:

These rates will be based on the original issue age of the insured and the current duration of the original policy at the time of the conversion, i.e. point-in-scale basis.

III.                                 POLICY FEE

[Redacted]

IV.                                RATES FOR SUBSTANDARD TABLE RATINGS

For substandard risks issued at table ratings, the standard rate will be multiplied by the appropriate mortality factor:

[Redacted]

Continued...

V.                                    RATES FOR FLAT EXTRA RATINGS

[Redacted]

VI.                                RATES FOR WAIVER OF PREMIUM DISABILITY BENEFIT

[Redacted]

VII.                            RATES FOR ACCIDENTAL DEATH BENEFIT

Accidental Death Benefits will be reinsured on the Yearly Renewable Term basis. You will pay us the following annual rates, based on $1,000 of Accidental Death Benefit:

[Redacted]

VIII.                        PREMIUM TAXES

We will not reimburse premium taxes for reinsurance ceded under this Agreement.

IX.                                RECAPTURE PERIOD

Recapture will be allowed after 10 years, measured from the original effective date of the policy prior to conversion.

X.                                    CONVERSIONS

For the purposes of this Agreement, and unless otherwise specifically covered elsewhere, “conversions” will mean continuations, rollovers, exchanges and/or internal replacements of Fortis Benefits policies reinsured under the terms of this Agreement.

a)              The rates charged for conversions to plans reinsured under this Agreement will be based on the original issue age of the insured and the current duration of the original policy at the time of the conversion, i.e. point-in-scale basis.

b)             Conversions from plans reinsured under this Agreement to plans reinsured under other Reinsurance Agreements in force between us will be subject to the provisions of the other Agreements, including provisions covering rates, allowances and/or discounts. The rates charged will be based on the original issue age of the insured and the current duration of the original policy, i.e. point-in-scale basis.

c)              Conversions from plans reinsured under this Agreement to plans that are not reinsured by Phoenix Home Life will remain under this Agreement. Rates charged will be the Rates shown in this Exhibit, based on the original issue age of the insured and the current duration of the policy at the time of the conversion, i.e. point-in-scale basis.

XI.                                EXPERIENCE REFUND

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